UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MICRO DEVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1692300
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One AMD Place Sunnyvale, California	94088-3453
(Address of Principal Executive Offices)	(Zip Code)

SeaMicro, Inc. Amended and Restated 2007 Equity Incentive Plan

(Full title of the plan)

Harry A. Wolin, Esq.

Senior Vice President, General Counsel and Secretary

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94088-3453

(Name and Address of Agent for Service)

(408) 749-4000

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 Par Value	6,796,958	$7.97	$54,171,755.26	$6,208.08

(1)	Amount to be registered consists of 6,796,958 shares of Common Stock that may be issued under the SeaMicro, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”). This registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the reported high ($8.04) and low ($7.90) sale prices of the common stock, as reported on the New York Stock Exchange on March 22, 2012.

Proposed sale to take place as soon after the effective date of the registration statement as options granted under the plan are exercised or restricted stock units granted under the plan vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information called for in this Part I have been or will be sent or given to those persons who participate in the Plan and are not being filed with or included in this Form S-8 (by incorporation by reference or otherwise). Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) as a part of this registration statement or as an exhibit.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Advanced Micro Devices, Inc., sometimes referred to herein as the “Company,” “we,” “us” or “our,” is not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this registration statement by reference:

a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (including portions incorporated by reference to our proxy statement filed with the SEC on March 15, 2012) (File No. 001-07882).

b)	Current Reports on Form 8-K filed with the SEC on February 7, 2012, February 16, 2012 and March 5, 2012 (File No. 001-07882).

c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to above.

d)	The description of the securities contained in the registrant’s registration statement on Form 8-A filed with the Commission on September 14, 1979, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaw, agreement, vote or otherwise.

As permitted by Section 145 of the DGCL, paragraph Eighth of the Amended and Restated Certificate of Incorporation of Advanced Micro Devices, Inc., dated as of May 8, 2007 (“Certificate of Incorporation”), provides that no director of the company will be personally liable to the company or its stockholders for money damages for breach of fiduciary duty as a director, other than for liability with respect to breach of the director’s duty of loyalty to the company or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, actions proscribed under Section 174 of the DGCL, which relates to liability for unlawful payments of a dividend or unlawful stock purchase, or for any transaction from which the director derived an improper personal benefit.

Article 8 of the Amended and Restated Bylaws of Advanced Micro Devices, Inc., dated as of August 3, 2009, as amended (the “Bylaws”), further provides indemnification for any person who is a party, or threatened to be made a party, to a threatened, pending, or completed action, suit or proceeding of a civil, criminal, administrative or investigative nature (other than an action by or in right of the corporation) by reason of such person’s status as a director or officer of the Company, or because such person was serving, at the Company’s request, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. Such person will be indemnified for all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company and, with respect to criminal matters, had no reasonable cause to believe his or her conduct was unlawful. Upon the undertaking by the indemnitee (or another on his or her behalf) to repay amounts to which he or she is later determined not to be entitled, the Company will pay expenses incurred in defending a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

Pursuant to Article 8 of the Bylaws, the Company shall indemnify any person who was or is a party, or threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of his or her status as a director or officer of the Company, or because such person was serving, at the Company’s request, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans. Indemnification, which includes indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such director in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, will not be made with respect to any claim for which such person was adjudged liable to the Company unless the Delaware Court of Chancery (or the court in which such action was brought) determines that such person is entitled to indemnification in spite of the judgment.

Any indemnification pursuant to the Company’s Bylaws will be made only after authorization granted in accordance therewith. The right to indemnification, which is nonexclusive of any other rights to indemnification provided at law or by contract, continues as to any person who has ceased to be a director, officer or employee and inures to the benefit of such person’s heirs, executors and administrators.

The Company also entered into indemnity agreements from time to time with its directors, officers and certain key employees, the rights under which are nonexclusive of any other rights to indemnification afforded the indemnitees under applicable law, the Company’s Certificate of Incorporation or Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. Pursuant to any such indemnity agreement, the Company will typically indemnify and hold harmless an indemnitee who was, is, or is threatened to be, made a party to (or participant in) any proceeding, other than by or in right of the Company, against all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement that the indemnitee actually and reasonably incurs in connection with such proceeding, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Such indemnity agreements also typically require the Company to indemnify an indemnitee who is, was, or is threatened to be, made a party to (or participant in) any proceeding by or in right of the Company against all expenses actually and reasonably incurred with respect to the proceeding, where the indemnitee acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company. If the indemnitee is adjudged liable to the Company, indemnification of the indemnitee depends on the decision of the court in which the action was brought or the Delaware Court of Chancery. The indemnity agreements also typically provide indemnitees with indemnification against expenses incurred as a witness or participant in any proceeding in which he or she is not a party but is involved by virtue of his or her corporate relationship to the Company, and in certain other situations specified in the agreements. Expenses may be advanced to the indemnitee as long as the indemnitee undertakes to repay amounts advanced if he or she is later determined not to have been entitled to receive them. The Company also maintains directors and officers insurance programs to provide coverage for directors, officers and key employees for expenses during such person’s service in a corporate capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1944;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(c) Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Austin, State of Texas, on this 23rd day of March, 2012.

Advanced Micro Devices, Inc. Registrant

By:	/s/ Harry A. Wolin
Harry A. Wolin
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Seifert and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s registration statement on Form S-8, and any and all amendments thereto or terminations or withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rory P. Read Rory P. Read	President and Chief Executive Officer, Director	March 23, 2012

/s/ Thomas J. Seifert Thomas J. Seifert	Senior Vice President and Chief Financial Officer	March 23, 2012

/s/ W. Michael Barnes W. Michael Barnes	Director	March 23, 2012

/s/ John E. Caldwell John E. Caldwell	Director	March 23, 2012

/s/ Henry WK Chow Henry WK Chow	Director	March 23, 2012

/s/ Bruce L. Claflin Bruce L. Claflin	Chairman of the Board	March 23, 2012

/s/ Craig A. Conway Craig A. Conway	Director	March 23, 2012

/s/ Nicholas M. Donofrio Nicholas M. Donofrio	Director	March 23, 2012

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	March 23, 2012

/s/ Waleed Muhairi Waleed Muhairi	Director	March 23, 2012

/s/ Robert B. Palmer Robert B. Palmer	Director	March 23, 2012

INDEX TO EXHIBITS

Number	Description

5.1	Opinion of Latham & Watkins LLP

10.1	SeaMicro, Inc. Amended and Restated 2007 Equity Incentive Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of attorney (included in the signature page for this registration statement)